Exhibit 99.1

Press Release

For Immediate Release	For more information contact: Kara Pardini at 404.300.1901 Kara_Pardini@us.crawco.com

January 7, 2008

Crawford Announces New Global Executive Management Team

ATLANTA— Crawford & Company Chief Executive Officer Jeffrey T. Bowman today announced strategic executive changes to its operating model and management team. The changes are designed to drive revenue growth and improve service to clients by leveraging Crawford’s superior service delivery, global market position, and regional distribution network.

Bowman said the changes will make the team less complex, more matrix oriented, and gives Crawford the ability to adapt quickly to the rapidly changing market conditions both locally and globally.

Under the new operating structure, which includes a smaller Global Executive Management team, Crawford’s services will be delivered by four business units.

Crawford Global Property & Casualty Services will be divided into two business units: Americas; and EMEA (Europe, Middle East and Africa) and Asia-Pacific. Kevin B. Frawley, previously executive vice president of Global Business Development, will become CEO – Americas, and will have responsibility for the property and casualty operations in the U.S., Canada, Latin America, and the Caribbean. Ian V. Muress, CEO – EMEA, will assume the additional responsibility for the Asia-Pacific region. Richard J. Martin, CEO –Asia-Pacific, will continue to have responsibility for the region but will report to Muress.

Broadspire will continue to be led by Dennis R. Replogle, CEO, and newly appointed Broadspire President Kenneth F. Martino. Broadspire provides workers’ compensation, medical management, and integrated disability management services.

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Legal Settlement Administration will be led by David A. Isaac, chief executive officer, The Garden City Group (GCG), and will continue to provide administration for class action, bankruptcy, and other legal settlements.

W. Bruce Swain, executive vice president and chief financial officer, and Brian S. Flynn, who was recently appointed global chief information officer, will be a part of the Global Executive Management team reporting to Bowman. As part of the reorganization, Information Technology will be renamed Information and Communications Technology (ICT).

Three new global executive management positions have been created to maximize benefits and solutions for clients while further streamlining efficiency. They each report directly to the CEO.

Allen W. Nelson, executive vice president, general counsel and corporate secretary, will add the newly created role of chief administrative officer to his current responsibilities. Crawford’s Home Office administrative departments including Human Resources; Quality, Compliance and Training; Marketing; Vendor Management; and Internal Audit will report to him. Internal Audit will also report directly to the Company’s Audit Committee. Phyllis R. Austin, senior vice president, Human Resources, will become the global human resources director and will be responsible for the policy development and liaison to HR teams in each business unit.

Glenn T. Gibson, former CEO – Americas, will assume the newly created role of senior vice president, Global Strategy, Projects and Development. The current project management teams in each business unit will now report to Gibson. This position has been created to assist business unit managers formalize, implement and measure short-and long-term strategic plans and projects as the corporation continues to expand globally.

Michael F. Reeves, senior vice president, Corporate Multinational Risks, will assume the newly created role of senior vice president, Global Markets, and will be responsible for the business development of global clients through the cross selling of its products in all business units. Further, Reeves will be responsible for the Global Technical Services product which is Crawford’s major loss division specializing in complex and high value claims, and the global product development in Global Marine and Transportation and Motor units.

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Commenting on the changes, Bowman said: “We lead the market in 3 of the 4 segments in which we operate. This fact, coupled with our strong brands, unrivaled expertise and management in each business unit leaves us well positioned to exceed our client’s expectations. The changes we are announcing today are focused on increasing revenue and profitability to increase shareholder value. We need to ensure the markets we operate in have a full understanding of the diversity of services and quality of our operations in all regions.”

Bowman further stated, “Over the past three years we have increased our market share by providing high quality services and solutions to our clients. By streamlining our products and our service delivery, we will make it easier for existing clients and new clients to do business with Crawford locally and globally. This excites me greatly and I look forward to sharing our plans with clients, associates and shareholders in the near future.”

Based in Atlanta, Georgia, Crawford & Company (www.crawfordandcompany.com) is the world’s largest independent provider of claims management solutions to insurance companies and self-insured entities, with a global network of more than 700 offices in 63 countries. Major service lines include property and casualty claims management; integrated claims and medical management for workers’ compensation; legal settlement administration, class action and warranty inspections; and risk management information services. The Company’s shares are traded on the NYSE under the symbols CRDA and CRDB.

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